Exhibit 5.2

[Letterhead of Sullivan & Cromwell LLP]

January 21, 2022

Raymond James Financial, Inc.,

880 Carillon Parkway,

St. Petersburg, Florida 33716.

Ladies and Gentlemen:

In connection with the registration statement on Form S-4 (as amended, the “Registration Statement”) relating to the registration under the Securities Act of 1933 (as amended, the “Act”) of (1) 8,765,732 shares of common stock, par value $0.01 per share, of Raymond James Financial, Inc., a Florida corporation (the “Company”), (2) 40,250 shares of 6.75% Fixed-to-Floating Rate Series A Non-Cumulative Perpetual Preferred Stock, par value $0.10 per share (the “Series A Preferred Shares”), of the Company, (3) 80,500 shares of 6.375% Fixed-to-Floating Rate Series B Non-Cumulative Perpetual Preferred Stock, par value $0.10 per share (the “Series B Preferred Shares” and, together with the Series A Preferred Shares, the “Preferred Shares”), of the Company, (4) 1,610,000 depositary shares (evidenced by depositary receipts), each representing a 1/40th interest in a Series A Preferred Share (the “Series A Depositary Shares”) and (5) 3,220,000 depositary shares (evidenced by depositary receipts), each representing a 1/40th interest in a Series B Preferred Share (the “Series B Depositary Shares” and, together with the Series A Depositary Shares, the “Depositary Shares”), in each case, to be issued by the Company in connection with the mergers contemplated by the Agreement and Plan of Merger (the “Merger Agreement”), dated October 20, 2021, among the Company, Macaroon One LLC, Macaroon Two LLC and TriState Capital Holdings, Inc., we, as your counsel, have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion, including: (1) the Deposit Agreement, dated as of March 20, 2018, among TriState Capital Holdings, Inc. (“TriState”), Computershare Inc. (“Computershare”), Computershare Trust Company, N.A. (the “Trust Company”), and holders from time to time of the depositary receipts described therein (the “Series A Deposit Agreement”) and the form of depositary receipt thereto and (2) the Deposit Agreement, dated as of May 29, 2019, among TriState, Computershare, the Trust Company, and holders from time to time of the depositary receipts described therein (the “Series B Deposit Agreement” and, together with the Series A Deposit Agreement, the “Deposit Agreements”) and the form of depositary receipt thereto.

Upon the basis of such examination, we advise you that, in our opinion, when the Deposit Agreements have been duly assumed by the Company as contemplated by the Registration Statement, the applicable series of Preferred Shares represented by the Depositary Shares have been issued as contemplated by the Registration Statement and have been received by the depository under the Deposit Agreements upon conversion of the applicable series of preferred stock, no par value, of TriState into the applicable series of Preferred Shares, and the depositary receipts evidencing the Depositary Shares have been issued in accordance with the applicable Deposit Agreement and have become the issued Depositary Shares of the Company as contemplated by the Registration Statement, the depositary receipts evidencing the Depositary Shares will entitle the persons in whose names the depositary receipts are registered to the rights specified therein and in the applicable Deposit Agreement, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the depositary receipts evidencing the Depositary Shares.

The foregoing opinion is limited to the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

We have also relied as to certain matters upon information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed that the Deposit Agreements have been duly authorized, executed and delivered by each party thereto and that the signatures on all documents examined by us are genuine, assumptions which we have not independently verified.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the proxy statement/prospectus contained therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Sullivan & Cromwell LLP